Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of Modular Medical, Inc. of our report dated June 26, 2019 on our audit of the financial statements of Modular Medical, Inc. as of and for the years ended March 31, 2019 and 2018, and the related statements of operations, stockholders' equity and cash flows, and the reference to us under the caption “Experts.”

/s/ Farber Hass Hurley LLP

Chatsworth, CA

June 26, 2019